Exhibit 10.2

RESTRICTED STOCK AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES OF RESTRICTED STOCK	SOCIAL SECURITY NUMBER
[Name] [Street] [City], [State] [Postal]	/ /2011	[ ]	[SSN]

1.	This Grant. Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), hereby grants to the individual named above (the “Employee”), as of the above grant date and on the terms and conditions set forth in this restricted stock agreement (this “Agreement”), the number of shares of restricted stock set forth above (the “Shares”). This grant of restricted stock constitutes an employment inducement grant under NASDAQ Rule 5635(c)(4) and is being granted pursuant to the terms of the Employment Agreement, entered into as of , 2011, between the Company and the Employee (the “Employment Agreement”).

2.	Restricted Period. The Shares are subject to restrictions contained in this Agreement for a period (the “Restricted Period”) commencing on the Grant Date and ending as of the dates set forth in the following schedule with respect to the number of Shares listed:

On or after each of the following dates	Cumulative number of Shares as to which restrictions lapse

/ /12
/ /13
/ /14
/ /15
/ /16

Such restrictions shall lapse earlier, as provided in paragraph 4 below.

3.	Restrictions. The shares shall be subject to the following restrictions during the Restricted Period:

•	The Shares shall be subject to forfeiture to the Company as provided in this Agreement.

•

The Employee may not sell, transfer, pledge or otherwise encumber the Shares during the Restricted Period. The right to receive the Shares may not be transferred by the Employee, and any attempted transfer shall be void.

•

The Shares are being issued in the Employee’s name on the Grant Date by book-entry registration. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. The book-entry Shares shall bear an appropriate legend referring to the restrictions applicable to the Shares.

•

Any securities or property (other than cash) that may be issued with respect to the Shares as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions contained in this Agreement.

•

The Employee shall not be entitled to transfer any Shares prior to the completion of any registration or qualification of the Shares under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable.

4.	Forfeiture; Lapse of Restrictions. In the event the Employee’s employment is terminated during the Restricted Period, the unvested Shares held by the Employee at such time shall be immediately and irrevocably forfeited, unless the Employee’s employment is terminated under the circumstances described below.

Involuntary Termination Without Cause and Termination for Good Reason. In the event the Employee’s employment is terminated prior to the end of the Restricted Period by reason of involuntary termination without Cause or by the Employee for Good Reason, the restrictions with respect to all of the Shares held by the Employee at such time shall lapse and the Shares shall vest as of the date of such termination of employment.

Totally Disabled or Death. In the event the Employee’s employment is terminated prior to the end of the Restricted Period by reason of the Employee becoming Totally Disabled or due to the Employee’s death, the restrictions with respect to all of the Shares held by the Employee at such time shall lapse and the Shares shall vest as of the date of such termination of employment.

The terms “Cause,” “Good Reason” and “Totally Disabled” are defined in the Employment Agreement.

5.	Rights as Shareholder. Upon issuance of the Shares, the Employee shall, subject to the restrictions of this Agreement, have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive any cash dividends and any other distributions thereon, unless and until the Employee forfeits the Shares.

6.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the the receipt of the Shares, the lapse of restrictions relating to the Shares or the subsequent disposition of any of the Shares, and the Employee acknowledges that he should consult with his own tax advisor regarding the applicable tax consequences. Upon the vesting of the Shares, the Company will pay the Employee’s required minimum statutory withholding taxes by withholding Shares otherwise to be delivered upon the vesting of the Shares with a Fair Market Value (as defined below) equal to the amount of such taxes. Alternatively, if the Employee notifies the Company prior to the vesting date of the Shares, the Employee may elect to pay all or a portion of the minimum statutory withholding taxes by (a) delivering to the Company shares of the Company’s common stock other than the Shares vesting pursuant to this Agreement with a Fair Market Value equal to the amount of such taxes or (b) paying cash; provided that, if the Employee does not deliver such shares of common stock or cash to the Company by the second business day after the vesting date of the Shares, the Company will pay the Employee’s required minimum statutory withholding taxes by withholding Shares otherwise to be delivered upon the vesting of the Shares with a Fair Market Value equal to the amount of such taxes.

The term “Fair Market Value” shall mean the closing sale price of the Company’s common stock as reported on the NASDAQ Global Select Market on such date or, if such market is not open for trading on such date, on the most recent preceding date when such market is open for trading.

7.	No Right to Employment. The grant of the Shares shall not be construed as giving the Employee the right to be retained as an employee of the Company or any Affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), nor will it affect in any way the right of the Company or an Affiliate to terminate the Employee’s employment at any time, with or without Cause.

8.	Governing Law. The validity, construction and effect of the Agreement, and any rules and regulations relating to the Agreement, shall be determined in accordance with the laws of the State of Minnesota.

9.	Acknowledgment. This grant of Shares shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE’S SIGNATURE

DATE
By:
[Name]
SOCIAL SECURITY NUMBER		[Title]

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